UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Homeland Energy Solutions, LLC
(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF MEMBERS
WEDNESDAY, APRIL 21, 2021

To our Members:

Due to concerns regarding the COVID-19 pandemic and current state restrictions on public gatherings, the 2021 annual meeting of members (the "2021 Annual Meeting") of Homeland Energy Solutions, LLC (the "Company") will be held electronically on Wednesday, April 21, 2021. The 2021 Annual Meeting will commence at approximately 12:30 p.m. There will be no in-person meeting.

In order to participate in the 2021 Annual Meeting, you must visit ### at the start of the 2021 Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2021 MEMBER MEETING TO BE HELD ON WEDNESDAY, APRIL 21, 2021:

◦This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting;
◦The proxy statement, proxy card and annual report to members are available at www.homelandenergysolutions.com; and
◦If you want to receive a paper or e-mail copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy by calling our office at (563) 238-5555 or toll free at (866) 238-7879, by written request to Homeland Energy Solutions, LLC at 2779 Highway 24, Lawler, IA 52154, by e-mail at info@etoh.us, or on our website at www.homelandenergysolutions.com on or before April 8, 2021, to facilitate timely delivery.

The purposes of the meeting are to: (1) Elect three directors to the Board; (2) Conduct an advisory vote on our executive compensation called "Say-on-Pay"; and (3) Transact such other business as may properly come before the 2021 Annual Meeting or any adjournments thereof.

Only members listed on the Company's records at the close of business on March 11, 2021 are entitled to notice of the 2021 Annual Meeting and to vote at the 2021 Annual Meeting and any adjournments thereof. For your proxy card to be valid, it must be RECEIVED by the Company no later than 5:00 p.m. local time on Tuesday, April 20, 2021.

No votes will be accepted during the electronic meeting. If you wish to vote, you must submit a proxy card. To assure the presence of a quorum, the Board requests that you promptly sign, date and return a proxy card, whether or not you plan to attend the meeting. Proxy cards are available on the Company's website at www.homelandenergysolutions.com and may be printed by the members. No personal information is required to print a proxy card. We will be sending you a proxy card approximately 10 days from the date of this letter. If you wish to revoke your proxy at the meeting and vote in person, you may do so by giving written notice to our CFO Beth Eiler, prior to the commencement of the meeting. You may fax your completed proxy card to the Company at (563) 238-5557 or mail it to the Company at 2779 Highway 24, Lawler, IA 52154.

                            By order of the Board of Directors,
                            /s/ Maury Hyde
                            Chairman of the Board
Lawler, Iowa
March 11, 2021

Homeland Energy Solutions, LLC
2779 Highway 24
Lawler, Iowa 52154

Proxy Statement
2021 Annual Meeting of Members
Wednesday, April 21, 2021

SOLICITATION AND VOTING INFORMATION

The proxy is solicited by the board of directors (the "Board") of Homeland Energy Solutions, LLC (the "Company") for use at the 2021 annual meeting of members of the Company to be held electronically on Wednesday, April 21, 2021 (the "2021 Annual Meeting"), and at any adjournment thereof. Due to concerns regarding the COVID-19 pandemic and current state restrictions on public gatherings, the 2021 Annual Meeting will be held electronically. There will be no in person meeting. The 2021 Annual Meeting will commence at approximately 12:30 p.m. CST. In order to join the 2021 Annual Meeting, you must first register for the meeting. Directions to register for and join the 2021 Annual Meeting are provided below. Votes will not be accepted at the electronic meeting. If you wish to vote, you must submit a proxy card.

This solicitation is being made pursuant to the SEC's internet availability of proxy materials rules, however the Company may also use its officers, directors and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, facsimile, email or letter. Distribution of this proxy statement and a proxy card is scheduled to begin on or about March 11, 2021 at which time the proxy statement and proxy card will be available for printing and viewing at the Company's website (www.homelandenergysolutions.com).

QUESTIONS AND ANSWERS ABOUT THE 2021 ANNUAL MEETING AND VOTING

Q:    Why did I receive this proxy statement?

A:    The Board is soliciting your proxy to vote at the 2021 Annual Meeting because you were a member of the Company at the close of business on March 11, 2021, the record date, and are entitled to vote at the meeting.

Q:    When and where is the 2021 Annual Meeting?

A:    The 2021 Annual Meeting will be held solely electronically on April 21, 2021. In order to participate in the 2021 Annual Meeting, you must visit ### at the start of the 2021 Annual Meeting. The 2021 Annual Meeting will commence at approximately 12:30 p.m.

Q:    What am I voting on?

A:    You are voting on: (1) the election of three directors to the Board; and (2) an advisory vote on the Company's system of compensating its executive officers called a "Say-on-Pay". The nominees for the director election are Steven Core, Christine Marchand, James Erikson, and David Lusson.

Q:    How many votes do I have?

A:    On any matter which may properly come before the meeting, each member entitled to vote will have one vote for each membership unit owned of record by such member as of the close of business on March 11, 2021. For the director election, each open director seat is considered a separate matter so members will be able to vote for three nominees for each unit owned of record as of the record date. Pursuant to the requirements of the Company's Amended and Restated Operating Agreement dated April 4, 2013, as amended (the "Operating Agreement"), any member entitled to directly appoint a director to the Board is precluded from voting in the general election of directors.

Q:    What is the Say-on-Pay Vote?

A:    The Say-on-Pay vote is an advisory vote by the Company's members whereby the member can either endorse or not endorse the Company's system of compensating its executive officers. While the Say-on-Pay vote is not binding on the Board, the Board intends to take the vote into consideration in making future compensation awards to the Company's executive officers. The Company may also use the Say-on-Pay vote to engage members in a dialogue regarding the Company's system of compensating its executive officers.

Q:    What is the voting requirement to elect the directors and what is the effect of a withhold vote?

A:    In the election of directors, the three nominees receiving the greatest number of votes relative to the votes cast for their competitors will be elected, regardless of whether any individual nominee receives votes from a majority of the quorum. Members do not have cumulative voting rights. In the director election, because directors are elected by plurality vote, withheld votes will not be counted either FOR or AGAINST any nominee. Withheld votes will be included when counting units to determine whether a sufficient number of the voting membership units are represented to establish a quorum.

Q:    What is the voting requirement for the Say-on-Pay vote and what is the effect of an abstention?

A:    The advisory vote on executive compensation called the Say-on-Pay vote will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal. A properly executed proxy card marked ABSTAIN with respect to the proposal will not be voted and will not count FOR or AGAINST the proposal. Abstentions with respect to this proposal are counted for purposes of establishing a quorum.

Q:    Do I have dissenters' rights?

A:    Pursuant to Section 6.19 of the Operating Agreement, members have no dissenters' rights. Dissenters' rights are generally the right of a security holder to dissent from and obtain the fair value for their securities in certain events, such as mergers, share exchanges, and certain amendments to a company's governance agreements.

Q:    How many membership units are outstanding?

A:    On March 11, 2021, the record date, there were 64,560 outstanding membership units. In addition, Golden Grain Energy, LLC will not be permitted to vote in the general director election since it is an "Appointing Member" pursuant to the Operating Agreement. This means that there may be 59,560 votes for the general election of directors and 64,560 votes for the Say-on-Pay proposal at the 2021 Annual Meeting.

Q:    What constitutes a quorum?

A:    The presence of members holding 30% of the total outstanding membership units entitled to vote on the matters presented, or 17,868 membership units for the director election and 19,368 membership units for the Say-on-Pay, constitutes a quorum. If you submit a properly executed proxy card, then you will be counted as part of the quorum.

Q:    How do I vote?

A:    For the 2021 Annual Meeting, membership units can ONLY be voted by proxy. You may cast your votes by executing a proxy card for the 2021 Annual Meeting and submitting it to the Company prior to the 2021 Annual Meeting. Completed proxy cards must be RECEIVED by the Company by 5:00 p.m. local time on Tuesday, April 20, 2021 in order to be valid. The Company urges you to specify your choices by marking the appropriate boxes on your proxy card for the 2021 Annual Meeting. After you have marked your choices, please sign and date the proxy card and return it to the Company, either by mail at 2779 Highway 24, Lawler, Iowa 52154, or fax it to the Company at (563) 238-5557. If you sign and return the proxy card without specifying any choices, your membership units will be voted FOR the incumbent directors Steven Core and Christine Marchand and FOR Proposal Two - "Say-on-Pay".

Q:    What can I do if I change my mind after I vote my units?

A:    You may revoke your proxy by giving written notice of the revocation to Beth Eiler, the Company's CFO, at the Company's offices at 2779 Highway 24, Lawler, Iowa 52154, which is received prior to the commencement of the 2021 Annual Meeting.

Q:    What happens if I mark too few or too many boxes on the proxy card?

A:    If you do not mark any choices on the proxy card, then the proxies will vote your units FOR the incumbent directors Steven Core and Christine Marchand and FOR Proposal Two - "Say-on-Pay". You may wish to vote for only one or two of the director nominees. In this case, your vote will only be counted for the director nominee(s) you have selected. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD for a nominee, your vote will not be counted with respect to the director nominee or proposal for which you marked contradicting choices. However, each fully executed proxy card will be counted for purposes of determining whether a quorum is present at the 2021 Annual Meeting.

Q:    What is the record date for the 2021 Annual Meeting?

A:    The record date for the 2021 Annual Meeting is March 11, 2021.

Q:    Who will count the vote?

A:    The Company's CFO, Beth Eiler and VP of Human Resources, Katherine Balk, will act as inspectors of the election and will count the votes.

Q:    How do I nominate a candidate for election as a director at next year's annual meeting?

A:    The Company plans to hold director elections at next year's annual meeting. Nominations for director seats will be made by a nominating committee appointed by the Board. In addition, a member who is entitled to vote in the director election can nominate a candidate for director by following the procedures explained in Section 5.3(b) of the Operating Agreement. Section 5.3(b) of the Operating Agreement requires that written notice of a member's intent to nominate an individual for director must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than 120 calendar days prior to the one year anniversary of the date when the Company's proxy statement was released in connection with the previous year's annual meeting. Director nominations submitted pursuant to the provisions of the Operating Agreement must be submitted to the Company by December 22, 2021.

Q:    What is a member proposal?

A:    A member proposal is your recommendation or requirement that the Company and/or the Board take action, which you intend to present at a meeting of the Company's members. Your proposal should state as clearly as possible the course of action that you believe the Company should follow. If your proposal is included in the Company's proxy statement, then the Company must also provide the means for members to vote on the matter via the proxy card. The deadlines and procedures for submitting member proposals are explained in the following question and answer. The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

Q:    When are member proposals due for the 2022 annual meeting?

A:    In order to be considered for inclusion in next year's proxy statement, member proposals must be submitted in writing to the Company by December 22, 2021. The Company suggests that proposals for the 2022 annual meeting of the members be submitted by certified mail-return receipt requested.

    Members who intend to present a proposal at the 2022 annual meeting of members without including such proposal in the Company's proxy statement, must provide the Company notice of such proposal no later than January 26, 2022.

The Company reserves the right to reject, rule out of order, or take appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

    If the Company does not receive notice of a member proposal intended to be submitted to the 2022 annual meeting by January 26, 2022, the persons named on the proxy card accompanying the notice of meeting may vote on any such proposal in their discretion, provided the Company has included in its proxy statement an explanation of its intention with respect to voting on the proposal.

Q:    What is the effect of a broker non-vote?

A:    While we do not believe that any of our units are held in street name by brokers, broker non-votes, if any, will count for purposes of establishing a quorum at the 2021 Annual Meeting. A broker non-vote occurs when an individual owns units which are held in the name of a broker. The individual is the beneficial owner of the units, however, on the records of the Company, the broker owns the units. If the individual who beneficially owns the units does not provide the broker with voting instructions on non-routine matters, including the proposals presented at the 2021 Annual Meeting, this is considered a broker non-vote. For such non-routine matters, the broker cannot vote either way and reports the units as "non-votes." These broker non-votes function as abstentions under our governing documents.

Q:    Who is paying for this proxy solicitation?

A:    The entire cost of this proxy solicitation will be borne by the Company. The cost will include the cost of supplying necessary additional copies of the solicitation materials for beneficial owners of membership units held of record by brokers, dealers, banks and voting trustees and their nominees and, upon request, the reasonable expenses of such record holders for completing the mailing of such material and report to such beneficial owners.

PROPOSAL ONE
ELECTION OF DIRECTORS

Eight elected directors and one appointed director comprise the Board. The elected directors are divided into three classes. Three directors are to be elected by the members at the 2021 Annual Meeting and the terms of the remaining elected directors expire in either 2022 or 2023. Below is a chart showing when each elected director's term expires.

Year of Annual Meeting	Director Whose Term Expires
2021	Steven Core
Maurice Hyde
Christine Marchand
2022	Patrick Boyle
Nick Bowdish
Chad Kuhlers
2023	Randy Bruess
Matthew Driscoll

At our 2018 annual meeting, Steven Core, Maurice Hyde and Christine Marchand were elected to serve three-year terms until the 2021 annual meeting. At our 2019 annual meeting, Patrick Boyle, Nick Bowdish and Chad Kuhlers were elected to serve three-year terms until our 2022 annual meeting. At our 2020 annual meeting, Randy Bruess and Mathew Driscoll were elected to serve three-year terms until our 2023 Annual Meeting.

Our nominating committee has nominated Steven Core, James Erickson, Christine Marchand, and David Lusson as nominees for election at the 2021 Annual Meeting. Mr. Hyde has elected not to run for the Board at the 2021 Annual Meeting. Mr. Core and Ms. Marchand are incumbent directors. The nominees were recommended by members of the Company and the nominating committee nominated each of the director nominees.

The following table contains certain information with respect to the nominees for election to the Board at the 2021 Annual Meeting:

Name and Principal Occupation	Age	Year First Elected a Director	Term Expires
Steven Core, Retired / Consultant	71	2015	2021
James Erikson, Retired	68	—	—
Christine Marchand, Accountant	43	2010	2021
David Lusson, Retired	56	—	—

Biographical Information for Director Nominees

Steven Core, Incumbent Director and Nominee, Age 71. Mr. Core has served as a director since our 2015 annual meeting. Mr. Core serves on the audit, risk management and compensation committees. Mr. Core is retired from Fagen, Inc., which constructed the Company's ethanol plant. Mr. Core served as a Project Developer for Fagen, Inc. Currently, Mr. Core serves on the board of directors of Lincolnland Agri-Energy, LLC and Little Sioux Corn Processors, LLC. Mr. Core was selected as a nominee based on his prior experience with the Company, along with his business and agricultural experience. Mr. Core has consented to serving on the Board if he is elected.

James Erickson, Nominee, Age 68. Mr. Erickson has been a general manager of farm cooperatives and agribusiness for 42 years. Mr. Erickson is retired from Farmers Win Coop, Fredericksburg, Iowa, after serving as the general manager from 1998 to 2017. Mr. Erickson has served as a director of Farmers Elevator Association of Minnesota, the National Grain and Feed Association, and the Iowa Institute for Cooperatives. Mr. Erickson has also served as a chairman of an Arbitration Committee for the National Grain and Feed Association. Mr. Erickson was selected as a nominee based on his business and agricultural experience. Mr. Erickson has consented to serving on the Board if he is elected.

Christine Marchand, Incumbent Director and Nominee, Age 43. Ms. Marchand has served as a director since our 2010 annual meeting. Ms. Marchand serves on the audit committee. On December 15, 2008, the Board appointed Ms. Marchand as Treasurer/Chief Financial Officer of the Company pursuant to the Management Services Agreement with Golden Grain Energy, LLC. Ms. Marchand served as the Company's Interim Chief Financial Officer from November 2016 to March 2017. Ms. Marchand served as the Chief Financial Officer for Golden Grain Energy, LLC from 2005 until 2020. Ms. Marchand is now an accountant and outsourced CFO with CFO Systems. Prior to her employment at Golden Grain Energy, LLC, Ms. Marchand was the controller at a manufacturing facility and was an accountant for a public accounting company. Ms. Marchand serves on the board of directors of Marchand Investments, Inc., a privately held company and as a director of the North Iowa Corridor, an Economic Development Corporation. Ms. Marchand was selected as a nominee based on her prior experience with the Company, along with her business and agricultural experience. Ms. Marchand has consented to serving on the Board if she is elected.

David Lusson, Nominee, Age 56. Mr. Lusson is retired from Diamond V, after serving as a senior executive and director. Mr. Lusson was with Diamond V for 11 years, and retired in 2018. Prior to Diamond V, Mr. Lusson was with RSM, LLP for 20 years, having served as an audit partner for 8 of those years. Mr. Lusson serves on the board, and as chairman, of Putco Manufacturing, Inc., and has served in this role since 2016. Since 2018, Mr. Lusson has served on the Board of Trustees for Coe College, and chairs the Fiance committee for the Board of Trustees. Mr. Lusson was selected as a nominee based on his prior business and agricultural experience. Mr. Lusson has consented to serving on the Board if he is elected.

Required Vote and Board Recommendation

Each member entitled to vote in the general election of directors may vote for three nominees for each unit the member owns. As indicated on the proxy card, if you do not mark any choices for directors on the proxy card, then your votes will be cast FOR Steven Core and Christine Marchand. Withheld votes for director elections will not be counted either for or against any nominee because directors are elected by plurality vote, meaning that the persons receiving the greatest number of votes relative to the other nominees will be elected. If you mark only one or two choices on the proxy card for the director election, the proxies will vote your units ONLY for the nominee(s) you have selected. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD for a nominee, your votes will not be counted with respect to the director nominee(s) for whom you have marked contradicting choices. If any nominee should withdraw or otherwise become unavailable, which is not expected, such nominee's votes will be disregarded in determining which nominees received the greatest number of votes. Members who do not submit a proxy card will not be counted as either a vote for or against any nominee in the election of directors. Any member entitled to vote who submits a signed proxy card will be treated as present at the meeting for purposes of determining a quorum.

    THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF STEVEN CORE AND CHRISTINE MARCHAND.

Biographical Information for Non-nominee Directors

Patrick Boyle, Vice-Chairman, Director, Age 66. Mr. Boyle has served as a director since our inception and previously served as President and CEO. Mr. Boyle also previously served as our Vice-President of Project Development until the ethanol plant was built. Mr. Boyle serves as the Company's Vice-Chairman and serves as chairman of the audit committee and as Vice-Chairman of the executive committee. Mr. Boyle also serves on the nominating committee. In addition to his service to the Company, Mr. Boyle is recently retired as the Business Development Manager for MiEnergy, a local utility company. In the past he has been a consultant with the U.S. Foreign Aid Department in Russia organizing, structuring and forming agricultural cooperatives and free enterprise entities after the breakup of the collective farm system. Mr. Boyle serves on many local and state boards. Mr. Boyle will serve as Vice-Chairman of the Board at the pleasure of the Board or until his earlier resignation or removal.

Nick Bowdish, Director, Age 36. Mr. Bowdish presently serves as a director and serves on the risk management committee. Mr. Bowdish was first elected to the Board at the Company's 2016 annual meeting. Mr. Bowdish has been the president of N. Bowdish Company, LLC since 2013 where he advises agri-business companies on matters related to increasing profitability and project development. Through N. Bowdish Company, LLC, Mr. Bowdish serves as the President and CEO of Siouxland Ethanol in Jackson, Nebraska and as the President and CEO of Elite Octane, LLC in Atlantic, Iowa. From 2012 until 2015, Mr. Bowdish was the General Manager of Platinum Grain, LLC, a three million bushel grain elevator in Anthon, Iowa. From 2008 until 2013, Mr. Bowdish was the General Manager of Platinum Ethanol, LLC, located in Arthur, Iowa. From 2007 until 2008, Mr. Bowdish worked in project development for Fagen, Inc. Within the last five years, Mr. Bowdish served on the board of directors of Badger State Ethanol, LLC and RPMG, LLC, both private companies. Mr. Bowdish has also previously served on the board of directors of Western Wisconsin Energy, LLC, Platinum Ethanol, LLC, Heron Lake Bioenergy and Ethanol Europe Renewables Limited.

Chad Kuhlers, Director, Age 49. Mr. Kuhlers has served as a director of the Company since our inception. Mr. Kuhlers serves on the risk management committee. In addition, Mr. Kuhlers served as our Chief Operating Officer under the Management Services Agreement with Golden Grain Energy, LLC from December 2008 until our 2011 fiscal year when the Company assumed these responsibilities. Mr. Kuhlers has also been the Chief Operating Officer for Golden Grain Energy, LLC since 2004 and the CEO of Golden Grain Energy, LLC since 2020. Prior to his employment with Golden Grain Energy, Mr. Kuhlers was the Operations Manager for the Koch Hydrocarbon's Medford, Oklahoma Fractionator from 1994 until 2004. Mr. Kuhlers has also been employed as a Project Engineer for Koch Refining Company in Corpus Christi, Texas. Mr. Kuhlers sits on the board of directors of CEK Investments, Inc., Guardian Energy, LLC, all of which are private companies.

Randy Bruess, Director, Age 59. Mr. Bruess has served as a director since our 2014 annual meeting. Mr. Bruess serves as a member of the risk management and nominating committees. Since 1982, Mr. Bruess has been employed by Art's Milling Service, Inc. in Protovin, Iowa. Mr. Bruess currently holds the position of General Manager at Art's Milling Service. Mr. Bruess also serves on the board of directors of Art's Milling Service.

Mathew Driscoll, Secretary and Director, Age 40. Mr. Driscoll presently serves as a director and serves on the audit, nominating and executive compensation committees. Mr. Driscoll was first elected to the Board at the Company’s 2010 annual meeting. From 2001 until 2009, Mr. Driscoll was a financial adviser for Tuve Investments, Inc. of Waterloo, Iowa. In 2009, Mr. Driscoll first was employed by MidWestOne Financial Group of Cedar Falls Iowa from January 2009 until March 2009. Since June 2009, Mr. Driscoll has been employed by Christensen and Driscoll Financial Services, Inc. In each of his previous positions, Mr. Driscoll has provided financial investment advice to individuals and businesses. Mr. Driscoll also sits on the board of directors of Christensen and Driscoll Financial Services, Inc., a private company and on the board of directors of the Iowa Renewable Fuels Association, a private company. Mr. Driscoll will serve as Secretary of the Board at the pleasure of the Board or until his earlier resignation or removal.
Biographical Information for Appointed Director

Leslie Hansen, Appointed Director, Age 67. Ms. Hansen has served as a director of the Company since her appointment by Golden Grain Energy, LLC in September 2011, pursuant to Golden Grain's right of appointment under Section 5.3(f) of the Operating Agreement. Ms. Hansen will serve indefinitely as a director on the Board at the pleasure of Golden Grain Energy, LLC for so long as it satisfies the conditions of Section 5.3(f) of the Operating Agreement. Ms. Hansen serves on the audit and executive compensation committees. In addition to her service to the Company, Ms. Hansen also sits on the board of directors of Golden Grain Energy, LLC, a publicly reporting company. Ms. Hansen has served as the Vice President/CFO and on the board of directors of Precision of New Hampton, Inc. from 1986 to the present, where she performs managerial and financial duties. From 2002 to the present, Ms. Hansen has served as Vice President/CFO and on the board of directors of Hotflush, Inc., where she performs accounting and tax preparation duties. In addition, Ms. Hansen is the President and serves on the board of directors of Sizzle X, Inc., an investment firm located in New Hampton, Iowa.

Executive Officers and Significant Employees

James Broghammer, Chief Executive Officer, Age 57. Effective December 1, 2015, Mr. Broghammer was appointed as the Chief Executive Officer of the Company. Mr. Broghammer is compensated pursuant to an agreement with his consulting company, Cornerstone Resources, LLC. Since 2011, Mr. Broghammer has also served as the Chief Executive Officer of Pine Lake Corn Processors, a 35 million gallon per year dry mill ethanol plant in Steamboat Rock, Iowa. Mr. Broghammer also serves on the board of directors and as the Vice President of Ace Ethanol, LLC and Fox River Valley Ethanol, LLC, both private companies. In addition, Mr. Broghammer serves on the board of directors and as the President of the Iowa River Railroad, a private company. Mr. Broghammer will serve as the Company's Chief Executive Officer at the pleasure of the Board or until his earlier resignation or removal.

Beth Eiler, Chief Financial Officer, Age 47. Prior to joining the Company, Ms. Eiler served as the Accounting Manager for the West Wilson Utility District outside of Nashville, Tennessee from 2011 until 2014 when she moved to Iowa. Ms. Eiler then served as a consultant for the West Wilson Utility District while living in Iowa. Ms. Eiler also worked for Hacker, Nelson & Co., P.C., an accounting firm in New Hampton, IA, from 2015 until 2017, where she prepared tax returns and assisted with financial audits. Ms. Eiler also previously worked as a public accountant for 14 years in Nashville, Tennessee, and is a CPA. Ms. Eiler serves as the Company’s CFO at the pleasure of the Company’s Board of Directors until her earlier resignation or removal.

Katherine Balk, VP of Human Resources, Age 38. Ms. Balk was hired as the Company’s Office Manager & Human Resource Assistant in July 2011. By 2013, Ms. Balk was fulfilling all the Human Resource responsibilities and became the Office and Human Resource Manager. In July 2015, Ms. Balk was named VP of Human Resources and became part of the executive management team. Ms. Balk is responsible for all of the Company’s human resources functions for the Company’s 58 employees. Ms. Balk also fields all member relations questions and transfers. Currently, Ms. Balk is a member of SHRM and sits on the board for Chickasaw County Farm Bureau as Vice President. Prior to her employment with the Company, from July 2005 until July 2011, Ms. Balk worked in Operations for Security State Bank in New Hampton, Iowa. Ms. Balk has obtained Certification for SHRM-CP. She also volunteers as a 4-H leader and has a Bachelor’s degree in Finance from the University of Northern Iowa. Ms. Balk will continue as the Company’s VP of Human Resources at the pleasure of the Board or until her earlier resignation or removal.

Stan Wubbena, Commodity Manager/Vice-President, Age 67. Mr. Wubbena was hired as the Company's Commodity Manager in October 2008. Mr. Wubbena was named Vice-President on January 21, 2015. Mr. Wubbena is responsible for coordinating the purchase of all of the corn the Company uses to produce ethanol distiller's grains and corn oil. Prior to his employment with the Company, from March 1987 until October 2008, Mr. Wubbena was employed by Agri Grain Marketing/AGRI Bunge in McGregor, Iowa as a Terminal Elevator Manager. In his position with AGRI Bunge, Mr. Wubbena was responsible for managing the grain facility, purchasing grain and hedging grain. The facility that Mr. Wubbena managed purchased approximately 35-44 million bushels of grain per year. Mr. Wubbena will continue as the Company's Commodity Manager and Vice-President at the pleasure of the Board or until his earlier resignation or removal.

PROPOSAL TWO
ADVISORY VOTE ON EXECUTIVE COMPENSATION CALLED SAY-ON-PAY

The Company believes that our compensation policies and procedures are reasonable based on the size and complexity of the Company and are strongly aligned with the long-term interests of our members. Congress passed a law that requires publicly reporting companies to present to their members an advisory vote on the company's executive compensation program. We urge you to read the "EXECUTIVE COMPENSATION" section of this proxy statement, including the Company's Compensation Discussion and Analysis section, for details on the Company's executive compensation, including the Company's compensation philosophy and objectives and the 2020 compensation of our executive officers. This advisory member vote, commonly known as "Say-on-Pay," gives you as a member the opportunity to endorse or not endorse our executive officer compensation program and policies through the following resolution:

"RESOLVED, that the members endorse the compensation of the Company's executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained under the caption "EXECUTIVE COMPENSATION" of this proxy statement."

Because your vote is advisory, it will not be binding on the Board. However, the Board will take into account the outcome of the vote when considering future executive compensation arrangements. We believe the "Say-on-Pay" proposal demonstrates our commitment to achieving a high level of total return for our members.

This proposal will be approved if the votes cast FOR the proposal exceed the votes cast AGAINST the proposal, regardless of whether either alternative receives a vote from a majority of the members represented at the 2021 Annual Meeting.

THE BOARD RECOMMENDS THAT YOU VOTE FOR ENDORSEMENT OF THE COMPENSATION OF OUR EXECUTIVE OFFICERS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission ("SEC"). Each of the members of the Company who beneficially own 5% or more of the Company's units has sole voting and sole investment power for all units beneficially owned by that member. Each of our 5% owners can be contacted at the Company's address, Homeland Energy Solutions, LLC, 2779 Highway 24, Lawler, Iowa 52154.

    As of March 11, 2021, the following member beneficially owned 5% or more of our outstanding units:

Title of Class	Name of Beneficial Owners	Amount of Beneficial Ownership of Units	Percent of Class
Units	Golden Grain Energy, LLC	5,000	7.74%

SECURITY OWNERSHIP OF MANAGEMENT

    Beneficial ownership is determined in accordance with the rules of the SEC. Except as indicated by footnote, a person named in the table below has sole voting and sole investment power for all units beneficially owned by that person. Each of our directors, nominees, and executive officers can be contacted at the Company's address, Homeland Energy Solutions, LLC, 2779 Highway 24, Lawler, Iowa 52154.

    As of March 11, 2021, members of the Board, nominees and certain of our named executive officers own units as follows:

Title of Class	Name of Beneficial Owners	Amount of Beneficial Ownership of Units	Percent of Class
Units	Katherine Balk, VP Human Resources	—	—
Units	Nick Bowdish, Director	25	*
Units	Patrick Boyle, Director and Vice-Chairman	150	*
Units	James Broghammer, President and CEO	—	—
Units	Randy Bruess, Director(1)	140	*
Units	Steven Core, Director and Nominee (2)	100	*
Units	Mathew Driscoll, Director and Secretary(3)	25	*
Units	Beth Eiler, Chief Financial Officer	—	—
Units	James Erickson, Nominee	—	—
Units	Leslie Hansen, Appointed Director(4)	2,032	2.25%
Units	Maurice Hyde, Director and Chairman(5)	100	*
Units	Chad Kuhlers, Director(6)	100	*
Units	David Lusson, Nominee	135	*
Units	Christine Marchand, Director and Nominee(7)	25	*
Units	Stan Wubbena, Commodity Manager and Vice-President(8)	73	*
	Totals:	2,905	4.50%

(*) Indicates that the membership units owned represent less than 1% of the outstanding units.
(1) Mr. Bruess jointly owns 135 units with his spouse. Mr. Bruess shares investment and voting power with respect to these 135 units with his spouse. Mr. Bruess also owns 5 units individually.
(2) Mr. Core jointly owns these 100 units with his spouse. Mr. Core share investment and voting power with respect to these 100 units with his spouse.
(3) Mr. Driscoll jointly owns these 25 units with his spouse and mother. Mr. Driscoll shares investment and voting power with respect to these 25 units with his spouse and his mother.
(4) Ms. Hansen beneficially owns 980 units through Sizzle X, Inc. with her spouse, 1,002 units through Precision Employee Investment Fund, and 50 units jointly with her spouse.
(5) Mr. Hyde jointly owns these 100 units in a trust with his spouse. Mr. Hyde shares investment and voting power with respect to these 100 units with his spouse.
(6) Mr. Kuhlers beneficially owns 100 units through his ownership of CEK Investments, Inc. Mr. Kuhlers shares voting and investment power with respect to these 100 units with his spouse.
(7) Ms. Marchand owns 25 units through Marchand Investments, Inc. with her spouse. Ms. Marchand shares voting and investment power with respect to these 25 units with her spouse.
(8) Mr. Wubbena beneficially owns the 73 units which are owned by his spouse. Mr. Wubbena shares voting and investment power with respect to these 73 units with his spouse.

BOARD OF DIRECTORS' MEETINGS AND COMMITTEES

    The Board generally meets once per month. The Board held twelve regularly scheduled and three special meeting during the fiscal year ended December 31, 2020. Each director attended at least 75% of the meetings of the Board during the fiscal year ended December 31, 2020 during the time each served on the Board.

    The Board does not have a formalized process for holders of membership units to send communications to the Board. The Board feels this is reasonable given the accessibility of our directors. Members who wish to communicate with the Board are free to do so by contacting a director. The names of our directors are listed on the Company's website at www.homelandenergysolutions.com or are available by calling the Company's office at (563) 238-5555.

    The Board does not have a policy with regard to director attendance at annual meetings. Last year, all of the directors attended the Company's annual meeting. Due to this high attendance record, it is the view of the Board that such a policy is unnecessary.

Director Independence

During our 2020 fiscal year, all of our directors and director nominees were independent, as defined by NASDAQ Rule 5605(a)(2). In evaluating the independence of our directors and nominees, we considered the following factors as set forth in NASDAQ Rule 5605(a)(2): (i) the business relationships of our directors and nominees; (ii) positions our directors and nominees hold with other companies; (iii) family relationships between our directors and nominees and other individuals involved with the Company; (iv) transactions between our directors/nominees and the Company; and (v) compensation arrangements between our directors/nominees and the Company.

Policy Regarding Employee, Officer and Director Hedging

    We do not have a policy prohibiting our directors, officers or employees from purchasing financial instruments that are designed to hedge or offset any decrease in the market value of the Company's membership units held by such persons.  As a limited liability company, we are required to restrict the transfers of our membership units in order to preserve our partnership tax status. Our membership units may not be traded on any established securities market or readily traded on a secondary market (or the substantial equivalent thereof). Because there is no public market for our units, it is the view of the Board that such a policy is unnecessary.

Board Leadership Structure and Role In Risk Oversight

    The Company is managed by a management team which oversees each area of our operations in which such manager has expertise. Our management team consists of our President/Chief Executive Officer, Chief Financial Officer, Commodities Manager/Vice-President, Chief Operating Officer, and our VP of Human Resources. The Chairman of our Board is separate from our Chief Executive Officer and is responsible for coordinating the management efforts of our managers. The Board has determined that its leadership structure is effective to create checks and balances between the executive officers of the Company and the Board. The Board is actively involved in overseeing all material risks that face the Company, including risks related to changes in commodity prices. The Board administers its oversight functions by reviewing the operations of the Company, by overseeing the executive officers' management of the Company, and through its risk management committee.

Code of Ethics

    The Board has adopted a Code of Ethics that sets forth standards regarding matters such as honest and ethical conduct, compliance with the law, and full, fair, accurate, and timely disclosure in reports and documents that we file with the SEC and in other public communications. The Code of Ethics applies to all of our employees, officers, and directors, including our Chief Executive Officer and Chief Financial Officer. The Code of Ethics is available free of charge on written request to Homeland Energy Solutions, LLC, 2779 Highway 24, Lawler, Iowa 52154.

Audit Committee

The Company has a separately-designated standing audit committee. The audit committee of the Board operates under a charter adopted by the Board in February 2009. A copy of the audit committee charter is available on the Company's website, www.homelandenergysolutions.com. Under the charter, the audit committee must have at least three members. Our audit committee members are Christine Marchand, Maurice Hyde, Patrick Boyle (Chair), Mathew Driscoll and Leslie Hansen. The audit committee held four meetings during the Company's 2020 fiscal year. Each of the members of the audit committee attended at least 75% of the audit committee meetings with the exception of Leslie Hansen, who attended 2 meetings.
The audit committee is exempt from the independence listing standards because our securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Our audit committee charter requires a majority of our audit committee to be "independent" in accordance with the definition provided for in such charter. All of our audit committee members are independent within the definition of independence provided by NASDAQ rules 5605(a)(2) and 5605(c)(2). The Board has determined that Christine Marchand qualifies as an audit committee financial expert based on her prior education and position as the Chief Financial Officer of a publicly reporting company.
Audit Committee Report

The audit committee delivered the following report to the Board on March 4, 2021. The following report of the audit committee shall not be deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates the report by reference in any such document.

    The audit committee reviews the Company's financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process. The Company's independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited financial statements to generally accepted accounting principles. The committee reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended December 31, 2020. The committee has discussed with RSM US LLP its independent registered public accounting firm, the matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 61, Communications with Audit Committees. The committee has received from the independent registered public accounting firm written disclosures regarding the auditors' independence required by Public Company Accounting Oversight Board and the Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with the independent registered public accounting firm, the independent registered public accounting firm's independence. The committee has considered whether the provision of services by RSM US LLP, not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company's Forms 10-Q are compatible with maintaining RSM US LLP's independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the Board that the audited financial statements referred to above be included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2020.

Audit Committee
Patrick Boyle, Chair
Maurice Hyde
Mathew Driscoll
Leslie Hansen
Christine Marchand

Independent Registered Public Accounting Firm

    The audit committee selected RSM US LLP as the independent registered public accounting firm for the fiscal year ended December 31, 2021. A representative of RSM US LLP is expected to be present at the 2021 Annual Meeting to respond to appropriate questions from the members and will have an opportunity to make a statement if they desire.

    RSM US LLP has served as the Company's independent registered public accounting firm since 2010. In support of the reappointment of RSM US LLP as the Company's independent registered public accounting firm, the audit committee considered the following factors:

•The firm's independence, objectivity and professional skepticism.
•The firm's compliance with the SEC requirement to rotate the lead engagement partner and concurring review partner every five years.
•Quality of services provided.
•Quality of communication and interaction with the firm.
•A review of the firm's most recent Public Company Accounting Oversight Board inspection report.
•Audit and non-audit fees.

Audit Fees

The aggregate fees billed to the Company by the independent registered public accounting firm, RSM US LLP, during our 2020 and 2019 fiscal years are as follows:

Category	Fiscal Year	Fees
Audit Fees(1)	2020	$97,672
	2019	$91,404
Audit-Related Fees	2020	—
	2019	—
Tax Fees(2)	2020	$156,639
	2019	$91,873
All Other Fees(3)	2020	$5,250
	2019	$5,250

(1)    Audit fees consist of fees for services rendered related to the Company's fiscal year end audits and quarterly reviews.
(2)     Tax fees consist of fees for annual tax preparation, research and development tax credit work, and other general tax services.
(3)    All Other Fees include export tax consulting services.

Prior to engagement of the principal independent registered public accountants to perform audit services for the Company, the principal accountant was pre-approved by our audit committee pursuant to Company policy requiring such approval.

One hundred percent of audit services, audit-related services, tax-related services, and all other fees were pre-approved by our audit committee.

Nominating Committee

    The Board appointed Mathew Driscoll (Chair), Randy Bruess, Patrick Boyle, and David Sovereign to the nominating committee. The nominating committee held one meeting to nominate candidates for the 2021 Annual Meeting. Each member of the nominating committee attended at least 75% of the nominating committee meetings.
The nominating committee oversees the identification and evaluation of individuals qualified to become directors and nominates the director nominees for each annual meeting of the members. The major responsibilities of the nominating committee are to:

•Identify, recruit and evaluate candidates for open director positions on the Board, including incumbent directors;
•Make recommendations to the Board concerning the composition of the Board, including its size and qualifications for membership;
•Develop a nomination process for director candidates;
•Annually nominate candidates to run for election or re-election to the Board; and
•Present to the Board, as necessary, candidates to fill vacancies on the Board.

The following list represents the types of criteria the nominating committee takes into account when identifying and evaluating potential nominees:

•Agricultural, business, legal, technical/engineering, accounting and financial background and experience;
•Community or civic involvement;
•Independence from the Company (i.e. free from family, material business or professional relationships with the Company);
•Lack of potential conflicts of interest with the Company;
•A candidate's reputation for integrity, good judgment, commitment and willingness to consider matters with objectivity and impartiality; and
•Specific needs of the Board relative to any particular candidate so that the overall composition of the Board reflects a mix of talents, experience, expertise and perspectives appropriate to the Company's circumstances.

The nominating committee operates under a charter adopted by the Board in March 2013. A copy of the nominating committee charter is available on the Company's website at www.homelandenergysolutions.com. The nominating committee does not have a policy for receiving nominations for director positions from the Company's members. The Company believes this is reasonable because the Operating Agreement provides a procedure for the members to nominate individuals to stand for election as directors. The nominating committee is exempt from the independence listing standards because the Company's securities are not listed on a national securities exchange or listed in an automated inter-dealer quotation system of a national securities association or to issuers of such securities. Each member of the nominating committee is independent under the NASDAQ definition of independence. The nominating committee does not have a formal policy regarding consideration of diversity in identifying director nominees, however, any member may nominate a director nominee pursuant to the procedures described below.

The Board and nominating committee personally solicited nominations for individuals to stand for election at the 2021 Annual Meeting and notified the members that the nominating committee was accepting applications in the Company's newsletter. The Company, through the nominating committee, received the names of seven potential nominees from the members and the nominating committee nominated four nominees to stand for election at the 2021 Annual Meeting.

Member Nominations for the 2022 Annual Meeting

Nominations for Director Positions

    Notice of member nominations for the election of directors for the 2022 annual meeting must be submitted in writing to the Company by December 22, 2021, either by personal delivery or by United States Mail, postage prepaid, to the Secretary of the Company. The Company suggests that nominations for the 2022 annual meeting of the members be submitted by certified mail-return receipt requested.

    The notice of member nominations must contain: (i) the name and address of the member who intends to make the nomination; (ii) a representation that the member is a holder of units of the Company entitled to vote at the annual meeting and intends to appear personally or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the member; (v) such other information regarding each nominee proposed by the member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (vi) the consent of each nominee to serve as a director of the Company if so elected; and (vii) a nominating petition signed and dated by the holders of at least five percent (5%) of the then outstanding units and clearly setting forth the proposed nominee as a candidate of the director’s seat to be filled at the next election of directors. If a presiding officer at a meeting of the members determines that a nomination is not made in accordance with this procedure, the officer must declare that the nomination was defective and therefore must be disregarded. In addition, the Company may require any proposed nominee to furnish such other information that may be reasonably required to determine the eligibility of such nominee to serve as a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    We engaged in the following transactions with related parties during our fiscal year ended December 31, 2020:

Art's Milling Service

    Randy Bruess is the General Manager of Art's Milling Service, Inc. from which the Company purchases corn. The Company purchased approximately $2,282,000 worth of corn from Art's Milling Service, Inc. during our 2020 fiscal year. Mr. Bruess serves on the Board. The Company could not determine the amount of Mr. Bruess' individual interest in the transactions listed above without unreasonable expense. The Company believes that these purchases from Art's Milling Service, Inc. were on terms no less favorable than the Company could have received from independent third parties.

Related Party Transaction Review Policies and Procedures

The Board reviews and/or ratifies all transactions with related parties, as that term is defined by Item 404 of SEC Regulation S-K, or any transaction in which related persons have an indirect interest. The Operating Agreement includes a written policy that requires that any such related transaction be made on terms and conditions which are no less favorable to the Company than if the transaction had been made with an independent third party. Further, the Operating Agreement requires our directors to disclose any potential financial interest in any transaction being considered by the Board. The Company is not aware of any related party transactions that were approved during the Company's 2020 fiscal year which did not comply with this policy.

Family Relationships

    No family relationships currently exist between any of the directors, nominees, officers, or key employees of the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

In December 2015, the Company appointed James Broghammer as President and Chief Executive Officer of the Company. Mr. Broghammer's engagement is set forth in an agreement dated December 1, 2015 which was amended and restated on September 29, 2016 and again on February 6, 2019. For a period of time during our 2017 fiscal year, Christine Marchand served as our Interim Chief Financial Officer until a replacement was hired. During our 2020 fiscal year, the following individuals were part of our management team: Beth Eiler served as our Chief Financial Officer, Kevin Howes served as our Chief Operating Officer, Stan Wubbena served as our Commodity Manager/Vice-President and Katherine Balk served as our VP of Human Resources. Throughout this proxy statement, James Broghammer, Beth Eiler, Kevin Howes, Stan Wubbena and Katherine Balk are referred to as the "executive officers." As discussed below, the Board sets the compensation paid to the executive officers.

Executive Compensation Committee

In April 2010, we established an executive compensation committee. Mathew Driscoll (Chair), Steven Core, Maurice Hyde, and Leslie Hansen currently serve on our executive compensation committee. Each member of the executive compensation committee is independent under the NASDAQ definition of independence. The compensation committee operates under a charter adopted by the Board in March 2013. A copy of the executive compensation committee charter is available on the Company's website at www.homelandenergysolutions.com. The compensation committee participates in benchmarking surveys and uses this information to establish compensation for the Company's employees, including the executive officers. During our 2020 fiscal year, the executive compensation committee held one meeting, and each member of the committee attended at least 75% of the meetings.
The executive compensation committee considers compensation paid to the Company's employees, including the Company's executive officers. The executive compensation committee has responsibility for establishing, implementing and regularly monitoring adherence to the Company's compensation philosophy and objectives and considering whether the compensation paid by the Company is competitive. The executive compensation committee is responsible for exploring compensation arrangements for our executive officers, including determining whether compensation paid to our executive officers is competitive with other companies in our industry. The executive compensation committee of the Board has responsibility for establishing, implementing and regularly monitoring adherence to the Company's compensation philosophy and objectives.

The executive compensation committee:

(1)establishes and administers a compensation policy for the executive officers;
(2)reviews and approves the compensation policy for all of our employees other than executive officers;
(3)reviews and monitors our financial performance as it affects our compensation policies or the administration of those policies;
(4)reviews and monitors our succession plans;
(5)approves awards to employees pursuant to our incentive compensation plans; and
(6)approves modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans.

    All of the committee's actions are reported to the Board and, where appropriate, submitted to the Board for ratification. From time to time, the compensation committee may delegate to the Chief Executive Officer the authority to implement certain decisions of the committee, to set compensation for lower executive officers, including the Company's Chief Financial Officer, Chief Operating Officer, Commodity Manager/Vice-President and VP Human Resources, or to fulfill administrative duties.

Compensation Philosophy and Objectives

Our compensation programs are designed to achieve the following objectives:

•Attract, retain and motivate highly qualified and talented executives who will contribute to the Company's success by reason of their ability, ingenuity and industry;
•Link compensation realized to the achievement of the Company's short and long-term financial and strategic goals;
•Align management and member interests by encouraging long-term member value creation;
•Maximize the financial efficiency of the compensation program from tax, accounting, cash flow and dilution perspectives; and
•Support important corporate governance principles and comply with best practices.

To achieve these objectives, the executive compensation committee expects to implement and maintain compensation plans that tie a portion of the executives' overall compensation to the Company's financial performance.

Cornerstone Resources, LLC Agreement

    Effective December 1, 2015, the Company entered into an agreement with Cornerstone Resources, LLC pursuant to which Cornerstone Resources, LLC agreed to provide James Broghammer to serve as the President and Chief Executive Officer for the Company. Effective September 29, 2016, this agreement was amended and restated. This agreement was again amended and restated on February 6, 2019. Pursuant to amended agreement, Mr. Broghammer's services are provided on a per day basis in exchange for a set fee per day and the Company agreed to reimburse Cornerstone Resources, LLC for certain expenses incurred by Mr. Broghammer in providing the services. In addition, Mr. Broghammer is entitled to a bonus equal to 0.3% of the Company's net income each year subject to a cap on the bonus payable of 125% of the compensation paid to Cornerstone Resources, LLC during the year for Mr. Broghammer's services. The current agreement with Cornerstone Resources, LLC continues until December 31, 2021 and thereafter will be renewed on a month-to-month basis. The agreement is also subject to termination by either party if there is a breach of the agreement.

Executive Compensation

During our 2020 fiscal year, our executive compensation committee reviewed the compensation paid to the Company's management employees. We expect our executive compensation committee to perform this evaluation approximately annually. The performance of each management employee whose compensation is set by the Board was discussed by the Board. The Board received input and salary recommendations from our Chief Executive Officer regarding the management employees that report to him. In addition, the Board received input and salary recommendations from our Chief Operating Officer regarding the performance of the management employees that report to him. The executive compensation committee took into account the members' approval of the Say-on-Pay vote at its 2018 annual meeting. Following these reports and recommendations, the Board approved the salaries of the Company's management employees.

Compensation Components

Base Salary

Base salaries for the executive officers which are employed by the Company are established based on the scope of their roles, responsibilities, experience levels and performance, and taking into account competitive market compensation paid by comparable companies for similar positions. Base salaries are reviewed approximately annually, and may be adjusted from time to time to realign salaries with market levels after taking into account individual performance and experience.

Executive Compensation Plan

    Certain members of the Company's management team, including the Company's Chief Financial Officer, Beth Eiler, our former Chief Operating Officer, Kevin Howes, VP of Human Resources, Katherine Balk and Commodity Manager/Vice-President, Stan Wubbena, (the "Management Team") participated in our Executive Compensation Plan. Our Chief Executive Officer, James Broghammer, receives a bonus based on his contract with the Company which is calculated based on the net income of the Company and is subject to a cap equal to the total amount of compensation paid for the year for Mr. Broghammer's services. The Company adopted an executive compensation plan effective as of January 1, 2016 (the "Executive Compensation Plan"). The Executive Compensation Plan provides for an annual bonus to be paid to the Management Team based on the Company's net income and subject to certain reductions based on contingencies in the Executive Compensation Plan.

Net Income Bonus

    Executive Compensation Plan

    Pursuant to the Executive Compensation Plan, the Company paid to the Management Team an annual bonus equal to 1% of the Company's net income for the 2020 fiscal year. Each participant's portion of the bonus was determined by the participant's base salary compared to the base salaries of the other participants. This award is subject to a cap of 75% of the participant's base salary. The net income bonus was subject to reductions based on the Executive Compensation Plan, including as a result of violations of the Company's employee handbook, whether the non-management employees earned a bonus for the year and individual performance by the Management Team members. The net income bonus under the Executive Compensation Plan is paid shortly after the end of each fiscal year. For any employee who was employed for less than three years, a bonus award is subject to vesting. For employees subject to vesting, 50% of the award is paid shortly after the end of the year when the bonus is awarded, 25% is paid the next year and 25% is paid two years after the bonus is awarded.

    Members of the Management Team may elect to defer all or any portion of the net income bonus in any year. If a member of the Management Team elects to defer payment of any portion of the net income bonus, such deferral shall be for five years. Members of the Management Team may re-defer payment of the net income bonus after the initial deferral period has expired.

For our 2020 fiscal year, the net income bonus was paid to our Chief Financial Officer, Beth Eiler, our former Chief Operating Officer, Kevin Howes, VP of Human Resources, Katherine Balk and Commodity Manager/Vice-President, Stan Wubbena. The Company believes that the net income bonus is reasonable as it ties the bonus paid to these management employees and executive officers to the financial success of the Company and is easily quantified by the Company.

The Company paid an annual net income bonus for its 2020 fiscal year of $61,544. The Company paid an annual bonus for its 2019 fiscal year of $197,326. The Company paid an annual bonus for its 2018 fiscal year of $200,259.

Benefits and Perquisites

We do not provide any material executive perquisites. We have no supplemental retirement plans or pension plans and we have no intentions of implementing any such plans in our 2021 fiscal year. Stan Wubbena, our Commodities Manager/Vice-President is provided a truck by the Company, the use of which is valued at $3,900 per year.

No Pension Benefit Plan

We offer no pension benefit plans to our executive officers.

Change in Control Agreements

    On February 25, 2013, the Company executed Change in Control Agreements (the "Agreements") with Stan Wubbena and Kevin Howes. On December 3, 2018, the Company executed Change in Control Agreements with Beth Eiler and Katherine Balk. The Agreements provide for the payment of two years' salary and provision of other benefits to these members of the Company's senior management team in the event they are dismissed without cause after the Company experiences a material change in the Company's ownership or management as defined by the Agreements. The purpose of the Agreements is to provide an incentive for these members of our senior management team to maintain their employment with the Company and preserve management continuity in the event the Company experiences a change in control. If the Company does not experience a change in control or if these senior managers maintain their employment with the Company after a change in control, no payments will be made pursuant to the Agreements.

Accounting and Tax Treatment of Awards

None of our executive officers, directors, or employees receives compensation in excess of $1,000,000 and therefore the entire amount of their compensation is deductible by the Company as a business expense. Certain large executive compensation awards are not tax deductible by companies making such awards. None of our compensation arrangements are likely to reach this cap in the foreseeable future.

Compensation Committee Interlocks and Insider Participation

    None of the members of the executive compensation committee is or has been an officer or employee of the Company. There are no interlocking relationships between the Company and other entities that might affect the determination of the compensation of our executive officers.

Executive Compensation Committee Report

The executive compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the executive compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

                                 Executive Compensation Committee
                                Mathew Driscoll, Chair
                                Steven Core
                                Leslie Hansen
Maury Hyde

Summary Compensation Table

The following table sets forth all compensation paid or payable by the Company during the last three fiscal years to our Chief Executive Officer, Chief Financial Officers, Chief Operating Officer, Commodity Manager/Vice-President, and VP of Human Resources. As of December 31, 2020, none of our directors or executive officers had any options, warrants, or other similar rights to purchase securities of the Company.

		Annual Compensation
Name and Position	Fiscal Year	Salary	Bonus	Other	Total Compensation
James Broghammer, CEO	2020	$147,900	$18,278	$—	$166,178
	2019	129,600	57,846	—	187,446
	2018	119,600	59,477	—	179,077
Beth Eiler, CFO(1)	2020	128,000	12,091	2,000	142,091
	2019	122,000	38,518	—	160,518
	2018	111,000	37,676		148,676
Kevin Howes, Former COO(2)	2020	220,000	20,782	—	240,782
	2019	212,000	66,933	—	278,933
	2018	205,000	69,582	—	274,582
Stan Wubbena, Commodity Manager/VP(3)	2020	209,946	20,026	3,900	233,872
	2019	204,000	64,407	3,900	272,307
	2018	195,000	66,187	3,900	265,087
Katherine Balk, VP of Human Resources	2020	91,500	8,644	—	100,144
	2019	87,000	27,468	—	114,468
	2018	79,000	26,814	—	105,814
(1) Ms. Eiler's bonus for 2017 was paid $13,474 at the time of the award, $6,737 in 2019 and $6,737 in 2020. Ms. Eiler's bonus for 2018 was paid $18,838 at the time of the award, $9,419 in 2020 and $9,418 in 2021. Ms. Eiler's bonus for 2019 was paid $19,259 at the time of the award, $9,629 in 2021 and $9,630 in 2022. Ms. Eiler became CFO in March 2017 so her new awards are no longer subject to vesting.
(2) Mr. Howes' employment with the Company ended in January 2021.
(3) Mr. Wubbena received $3,900 in other compensation related to use of a truck provided by the Company.
CEO Pay Ratio
As a result of rules adopted by the SEC, we are disclosing the following information regarding the relationship of the annual total compensation of our employees and the annual total compensation of our Chief Executive Officer for the fiscal year ended December 31, 2020:

•The median of the annual total compensation of all of our employees (excluding the Chief Executive Officer) was $73,046.
•The annual total compensation of our Chief Executive Officer, as reported on our Summary Compensation Table, was $166,178.
•Based on this information, the ratio of our Chief Executive Officer's annual total compensation to our median employee was 2.27:1.00.
    Our employee population as of December 31, 2020 (the date we selected to identify our median employee), consisted of 57 individuals, with all of these individuals located in the United States. We identified our median employee based on the annual total compensation paid during the fiscal year ended December 31, 2020, calculated consistent with the disclosure requirements of executive compensation under Item 402(c)(2)(x) of Regulation S-K.

    In addition, for purposes of reporting the ratio of annual total compensation of the Chief Executive Officer to the median employee, both the Chief Executive Officer and median employee’s total compensation paid during the fiscal year ended December 31, 2020, were calculated consistent with the disclosure requirements of executive compensation under Item 402(c)(2)(x) of Regulation S-K. The Company has not made any of the adjustments permissible by the SEC, nor have any material assumptions or estimates been made to identify the median employee or to determine annual total compensation.

DIRECTOR COMPENSATION

    The Company provides compensation to its directors who attend monthly board meetings. Directors receive $2,000 per month with the Chairman of the Board receiving $2,250 per month. Directors are paid a monthly fee for meetings they attend. Members of our risk management committee receive $250 per month for their participation in bi-weekly conference calls. The director who serves as the Company's representative with the Iowa Renewable Fuels Association (IRFA) is paid

$250 per quarter to attend the quarterly meetings. The table below shows the compensation paid to each of our directors for the fiscal year ended December 31, 2020.

		Annual Compensation
Name	Fiscal Year	Fees Earned or Paid in Cash	All Other Compensation(1)	Total Compensation
Nick Bowdish	2020	$27,000	$391	$27,391
Patrick Boyle	2020	24,000	—	24,000
Randy Bruess	2020	27,000	—	27,000
Steven Core	2020	26,750	—	26,750
Mathew Driscoll	2020	25,000	278	25,278
Leslie Hansen	2020	20,000	—	20,000
Maurice Hyde	2020	27,250	—	27,250
Chad Kuhlers	2020	27,000	—	27,000
Christine Marchand	2020	24,000	—	24,000
(1) All other compensation is related to travel expenses.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations from our officers and directors, all Section 16(a) filings were made during the Company's 2020 fiscal year with the exception of one Form 4 filing by Randy Bruess reporting one transaction.

ANNUAL REPORT AND FINANCIAL STATEMENTS

The Company's annual report to the Securities and Exchange Commission on Form 10-K, including the financial statements and the notes thereto, for the fiscal year ended December 31, 2020, accompanies this proxy statement.

These proxy materials are being delivered pursuant to the Internet Availability of Proxy Materials rules promulgated by the SEC. The Company will provide each member solicited a printed or e-mail copy of the Proxy Statement, Proxy Card and Annual Report on Form 10-K without charge within three business days of receiving a written request. Members should direct any requests for a printed or e-mail copy of the proxy materials as follows: (i) by calling our office at (563) 238-5555 or toll free at (866) 238-7879; (ii) by written request to Homeland Energy Solutions, LLC at 2779 Highway 24, Lawler, Iowa 52154; (iii) by e-mail at info@etoh.us; or (iv) on our website at www.homelandenergysolutions.com on or before April 8, 2021, to facilitate timely delivery. The Company will provide each member solicited a copy of the exhibits to the Annual Report on Form 10-K upon written request and payment of specified fees. The 2020 Annual Report on Form 10-K complete with exhibits and the Proxy Statement are also available from the SEC at 6432 General Green Way, Mail stop 0-5, Alexandria, VA 22312-2413, by e-mail at foiapa@sec.gov or fax at (703) 914-2413 or through the EDGAR database available from the SEC's Internet site (www.sec.gov).

The Securities and Exchange Commission has approved a rule governing the delivery of annual disclosure documents. The rule allows the Company to send a single Notice of Internet Availability of Proxy Materials to any household at which two or more members reside unless the Company has received contrary instructions from one or more member(s). This practice, known as "householding," is designed to eliminate duplicate mailings, conserve natural resources and reduce printing and mailing costs. Each member will continue to receive a separate proxy card. If you wish to receive a separate Notice of Internet Availability of Proxy Materials than that sent to your household, either this year or in the future, you may contact the Company by telephone at (563) 238-5555; by e-mail at info@etoh.us; or by written request at Homeland Energy Solutions, LLC at 2779 Highway 24, Lawler, Iowa 52154 and the Company will promptly send you a separate Notice of Internet Availability of Proxy Materials. If members of your household receive multiple copies of our Notice of Internet Availability of Proxy Materials, you may request householding by contacting the Company by telephone at (563) 238-5555 or by written request to Homeland Energy Solutions, LLC at 2779 Highway 24, Lawler, Iowa 52154.

HOMELAND ENERGY SOLUTIONS, LLC        Vote by Mail or Facsimile:
2021 Annual Meeting - Wednesday, April 21, 2021        1) Read the Proxy Statement
For Unit Holders as of March 11, 2021            2) Check the appropriate boxes on the proxy card below
Proxy Solicited on Behalf of the Board of Directors    3) Sign and date the proxy card
                            4) Return the proxy card by mail to 2779 Highway 24,
                            Lawler, Iowa 52154 or via fax to (563) 238-5557

PROPOSAL ONE: ELECTION OF THREE DIRECTORS **You may vote for three (3) nominees**

THE BOARD RECOMMENDS A VOTE FOR THE INCUMBENTS STEVEN CORE AND CHRISTINE MARCHAND.

	For	Withhold	PLEASE INDICATE YOUR SELECTION BY
Steven Core, Incumbent	☐	☐	FIRMLY PLACING AN "X" IN THE
Christine Marchand, Incumbent	☐	☐	BLACK INK
James Erickson	☐	☐
David Lusson	☐	☐

PROPOSAL TWO: ADVISORY VOTE ON EXECUTIVE COMPENSATION CALLED SAY-ON-PAY (NON-BINDING ADVISORY VOTE)

THE BOARD RECOMMENDS A VOTE FOR THIS PROPOSAL

FOR	AGAINST	ABSTAIN
☐	☐	☐

By signing this proxy card, you appoint Leslie Hansen and Mathew Driscoll, jointly and severally, each with full power of substitution, as proxies to represent you at the 2021 Annual Meeting of the members to be held on Wednesday, April 21, 2021, and at any adjournment thereof, on any matters coming before the meeting. The 2021 Annual Meeting will commence at approximately 12:30 p.m. Please specify your choices by marking the appropriate boxes above. The proxies cannot vote your units unless you sign and return this card. For your proxy card to be valid, it must be RECEIVED by the Company by 5:00 p.m. local time on Tuesday, April 20, 2021.

This proxy, when properly executed, will be voted in the manner directed herein and authorizes the proxies to take action in their discretion upon other matters that may properly come before the 2021 Annual Meeting. If you do not mark any boxes, your units will be voted FOR Steven Core and Christine Marchand and FOR Proposal Two, Say-on-Pay. If you mark contradicting choices on the proxy card, such as both FOR and WITHHOLD for a nominee, your votes will not be counted with respect to the nominee or proposal for which you marked contradicting choices. However, each fully executed proxy card will be counted for purposes of determining whether a quorum is present at the 2021 Annual Meeting.

Signature: ______________________________	Joint Owner Signature: ______________________________

Print Name: ____________________________	Print Joint Owner Name: _____________________________

Date: __________________________________	Date: _____________________________________________

Number of Units Held: ____________________

Please sign exactly as your name appears above. Joint owners must both sign. When signing as attorney, executor, administrator, trustee or guardian, please note that fact.